Exhibit 99.1

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

FTI CONSULTING

Moderator: Eric Boyriven

November 4, 2009

4:00 pm CT

Operator: Good day and welcome to the FTI Consulting 2009 Third Quarter conference call. As a reminder, today’s call is being recorded. For opening remarks, and introductions I would like to turn the conference over to Eric Boyriven of FTI. Please go ahead, sir.

Eric Boyriven: Good afternoon and welcome to the FTI Consulting conference call to discuss the company’s 2009 third quarter results which were recorded after the close of trading today. Management will begin with formal remarks after which we they will to take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that involve uncertainties and risks.

Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters. Business trends and other information that is not historical including statements regarding estimates of our future financial results.

Words such as estimates, expects, anticipates, projects, plans, intends, believes, forecasts and variations of such words of similar expression are intended to identify forward looking statements. All forward-looking statements including and without limitation estimates of our future financial

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

results are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there could be no assurance that management’s expectations, beliefs and projections or results will be achieved or that actual results will not different from expectations. The company has experienced fluctuating revenue operating income and cash flow in some prior periods and expects this will occur from time to time in the future.

Further preliminary results are subject to normal year and adjustments. Other factors that can cause such differences include the current global financial crisis and continuing deterioration of global economic conditions, a crisis in and deterioration of the financial and real estate markets, the pace and timing of the consummation and integration of past and future acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks rely – described under the heading Risk Factors in our most recent form 10-K and in the company’s other filings with the Securities and Exchange Commission.

Investors are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this earnings call. We are not – we are under no duty to update any forward-looking statements to conform to such statements to actual results. We define EBITDA as operating income before depreciation and amortization of intangible assets plus non-operating litigation settlements. We use EBITDA in evaluating financial performance. Although EBITDA is not a measure of financial condition or performance determined in accordance with GAAP, we believe that it can be a useful operating performance measure for evaluating our results of operation as compared from period to period and as compared to our competitors.

EBITDA is a common alternative measure used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in our industry. We use EBITDA to evaluate and compare the operating performance of our segments and it is one of the

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

primary measures used to determine employee bonuses. We also use EBITDA to value the businesses we acquire or anticipate to acquiring. BITDA is not defined in the same manner by our companies and may not be comparable to other similarly titled measures of other companies, unless the definition is the same. This non-GAAP measure should be considered an addition to but not as a substitute for, or superior to the information contained in our statement of income. reconciliations of EBITDA to net income and segment EBITDA to segment operating income are included in the tables at the company’s today’s press release is available at www.FTIConsulting.com.

With these formalities out of the way, I would like to turn the call over to Jack Dunn, President and Chief Executive Officer. Jack, please go ahead.

Jack Dunn: Thank you Eric.

Good afternoon and thank you for joining us to discuss our third quarter 2009 results. These results were released this afternoon right after the market closed and I hope you had a chance to review them. If you have not, they are available on our Web site at www.FTIConsulting.com.

With me this afternoon on the call are Dennis Shaughnessy, our Chairman; Jorge Celaya, our Chief Financial Officer; David Bannister, our Chief Administrative Officer and (Dom) DiNapoli, our Chief Operating Officer.

This afternoon, I will begin with an overview of some of the investments we have made in our company since we last spoke, review the quarter and then, talk about the share-repurchase program authorized by our board today. Finally, as always, we will be happy to take your questions.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Before I begin, however, I know many of my fellow employees join us on these calls. So before I do anything else, I would like to thank them for their great work both this year and this quarter. While the economy is a mess and by anybody’s measure has not caught up with the stock market, and the average S&P 500 company has seen its revenues fall almost 13% this year, we have grown almost 9% this following a year when the S&P revenues grew 5.3% and we grew at 29%.

As I said, this is a tribute to our people and their intellectual capital, their stature in the marketplace and to our game plan to provide a balance portfolio of products and services that is built not only to last, but it is built for all seasons. Within the context of this tough economic environment and the anticipated third quarter seasonality that increasingly affects our company and our seasonal results, our business – we produced record third quarter results. While the world is trying to find a bottom, we have continued to grow and revenues EBITDA and EPS succeeded any results for a third quarter in our history. Our revenues in the quarter increased 7.1% from $325.5 million a year ago to $348.6 million. EBITDA increased 19.4% from $65.2 million to $77.9 million. And, EBITDA margins even in light of our continuing investments and talent in brand building increased 230 basis points over the third quarter last year.

EPS increased from 48 cents last year to 70 cents in the recent quarter including the one-time effects of the buy-out of (adjournment joint venture and strategic communications) and certain tax benefits.

In the quarter, once again, as in recent quarters, the restructuring environments remain robust, driving the results in our corporate finance-restructuring segment. Just as important however, we also began to see some stability and growing momentum in some of the more pro-cyclical businesses. In particular, economic consulting has started to grow into its investment with increasing financial economics in antitrust activity and looks forward to a good fourth quarter. We have seen the beginning of some green shoots in our capital markets driven businesses such as

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

transaction advisory and strategic communications. And, while general commercial litigation activity continues to be slow, FLC has done a good job of managing through this slack environment and has won the best assignments at least that there are to be had.

Through the window of economic consulting, we are beginning to see more signs of litigation and regulatory activity picking up. Our ability to convert our activities into cash remained outstanding this quarter. We generated $120 million in operating cash flow in the quarter, more than double the $51 million of last year; driven by higher net income and strong receivable collections. Managing our receivables has been a focus for us and our average DSO’s in the quarter were 74 days, down from the 85 days in the same quarter last year.

As a result of higher net income and working capital management, we entered the quarter with cash and short-term investments of $314 million up from $213 million 3 months ago and $192 million at year end 2008. That number stands now at about $336 million. So, between our cash, borrowing power and future cash flows, we believe we are in a very good financial position to continue to invest in all the dimensions of our growth.

We will continue to pursue opportunities for geographical expansion, increased breadth of service and industry domain expertise while funding from cash on hand and internally generated cash flow the sizable share repurchase that our Board has just authorized.

Speaking of investments in our future, during the quarter, we will vary active investments that will bear fruit both now and in the future. We staked out a position in a robust market for international arbitration services. This is an area where FTI’s unique capabilities are bringing together damage assessment, accounting, economics, statistics, finance, industry and global footprint, making an excellent partner for clients dealing with international arbitration issues. Our new International Arbitration Group, representing another FTI cost segment solution will consist of senior individuals across FTI’s operating segments with a presence in each of the major segments of financial and political centers of the U.S., U.K., Canada and Europe. We are excited, very excited about the prospects for this group.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

The quarter also saw us open an FLC office in Paris, which will complement our successful strategic communications office there. The office will further support the work we do for our clients in the world’s fifth economy and expand our geographic footprint in one of the world’s leading political and financial centers. Along with strengthening FLC’s reach and reputation in the key market, the office will also coordinate with economic consulting in supporting the efforts of the international arbitration group.

We launched a restructuring practice in Munich, bought out the joint-venture partner of our strategic communications operation in Frankfurt and extended our international investigations business with the opening of an office in Panama. We further extended our real estate capabilities with the creation of EdgeRock Realty Advisors. This joint venture will allow us to participate in the capital raising aspects of transactions in real estate, thereby leveraging our already leading position in real estate structure and strategy advisory.

The R&D resources from our technology segment were also busy adding an exciting new product in Ringtail QuickCull. And, most recently we also added significantly to our SEC practice with the hiring of a Boston-based team of 20 professionals. The five senior people and the team behind them, joined what we believe is already the best talent in the industry. They bring stellar reputations, long tenures in the market, strong relationships and extensive experience in complex accounting issue to our leading practice under Marty Wilczynski, Ernie Ten Eyck and their team, in complex accounting issues to our – complex and fraud related investigations and business intelligence.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Finally, during the quarter we continued to make key hires across our businesses to take advantage of our position as an employer of choice to increase our market share. Now, to our operating performance in the quarter.

Activity in the corporate finance/restructuring segment remained robust with high levels of activity on a broad range of industries. Organic growth for the quarter remained over 38%. The same as for the 9 months. As we have come to expect, the revenue growth and margin performance were excellent, revenues grew 39.2% to a $127.8 million and EBITDA grew 71% to 43.6 million, were 34.1% of revenues.

Our U.K. practice, again, almost doubled its revenue year-over-year. Our Canada and Latin American activities made significant contributions to our revenues through the quarter in the 9 months. And, our new German practice that we launched in the quarter just began to get traction. We are very pleased that our Canadian professionals are working consistently with their colleagues in the U.S. on matters that cross several borders. And our new SMDs in Munich are being integrated into our international practice based in London.

We had an active campus-recruiting season this year, and as a result brought a large crop of new associates on board. All this had a dilutive impact on utilization in the quarter, as they got up to speed and deployed – the good news was an increase in chargeable hours.

While as we predicted the rate of new case openings somewhat abated in the quarter, we did maintain our track record of helping clients on marquee assignments such as evidenced by our announced role in CIT.

Additionally as noted in the Wall Street Journal yesterday, after declining for 2 months, the number of business bankruptcies has jumped again in October, up 24% from October a year ago. Results for the forensic and litigation consulting segment of the quarter were stable in light if the

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

summer seasonality and the slow environment for routine commercial litigation investigations. Revenues of $65 million were approximately flat year over year, and with the second quarter – and as we saw a continued contribution from several financial fraud investigations in our domain expertise practices such as intellectual property – contributed to results as well as our Latin American investigations practice, which also remained strong.

EBITDA in the quarter of $14.9 million and EBITDA margins of 22.9% were again almost the same as last year. For the quarter, utilization of FLC was 73% up from 68% a year ago. For the 9 months, utilization was 74% compared to 72% a year ago. We think that is an indication of increase in market share as signs in the general legal market and certainly the results that some of our competitors highlight as soft market.

Revenues in our technology segment were $48.7 million in the quarter compared $55.4 million in the prior year. As continued contributions from large investigation cases were more than offset by a lack of large antitrust second request matters and a decline in revenue from a large product liability engagement. We also face some continued pricing pressure in our on demand business.

Segment EBITDA was $15.2 million down slightly from a year ago as improved operating efficiencies and cost controls mostly offset the decline in revenues. The EBITDA margin of 31.3% compares to 27.8% a year ago. Revenues in EBITDA were down sequentially, compared to an extraordinary performance in the second quarter.

As I mentioned an important strategic development was the release of our Ringtail QuickCull technology. The corporate market is an important focus for us and we believe this product goes a long way to help our corporate clients reduce cost and streamline their in-house e-discovery processes. This is important, especially in an environment like the present. While at the same time, this provides us with the opportunity to cement our relationships with them through multiple long-term client agreements, we anticipate the release of additional cost-effective solutions for the clients in the near future.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Our economic consulting segment had another record quarter. Revenues increased 5.6% year over year to a record of $59.6 million and were $2.5 million sequentially from quarter 2. We are up against a difficulty comparison last year when revenues grew 23%. The offices we recently opened in New York, L.A and London continue to develop business and we are beginning to more fully utilize new hires. We ended the quarter with 302 revenue generating professionals. Nineteen percent more than what we had at the end of the third quarter last year and up from 290 at the end of the prior quarter, as we continue to invest in our talent to address anticipated higher demand.

On the good news front, the number of active matters (econ) was working on increased 10 to 11% compared to a year ago. But during the quarter, they also opened about 43% of more matters than in the third quarter of 2008. So, we are clearly seeing more opportunities. Recent demand has been strong for our M&A and our network industries practice is working flat out.

Most importantly the largest number of cases that we call financial economic cases, which includes securities litigation, international commercial arbitration and commercial litigation have began to ramp up after telling you that we have opened a large number of them and they had not. We, and they, believe that they will have a very good fourth quarter in 2010.

On our last call, with you we noted, the professionals in our strategic communications segment believe their market has began to stabilize and they were beginning to show signs of improvement. On a year-over-year basis, revenues in EBITDA were down from the near-record results from the 2008 quarter to $47.5 million in Q309 due to the sharp decline in global M&A and IPO activity, pressure on discretionary spending by our clients and the stronger dollar against other currencies, notably the U.K. pound. As the most global of our segments, the strategic

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

communications segment feels the impact of foreign currency strongest with a ForEx impact of more than $3 million in the quarter that accounted for more than 1/3 of the total revenue decline of the segment.

The capital markets rally seems to have encouraged an uptick in overall M&A activity in certain markets compared to earlier in the year. And, pressure on retained fees appears to be abating somewhat. As, a result, segment revenue was sequentially higher at $47-1/2 million compared to $44.6 million in the second quarter and $42.8 million in the first quarter.

Our practices in France, Germany, Latin America and Australia had good performances during the quarter. Similar to the revenue increase, EBITDA of $6.6 million on the quarter was higher than the first and second quarters. Margins have improved somewhat from prior quarters this year due to higher revenues and actions taken to manage costs and bring headcount into line with the business base. So, all told, there is reason to believe that the market drivers here have began to stabilize somewhat and we may have seen the worst.

In the meantime, the division still maintains their stature in the M&A market, again, leading the merger market global M&A lead tables from a number of transactions year-to-date. Some marquee assignments they worked on are crisis communications for Reader’s Digest in connection with bankruptcy in the U.S. ((inaudible)) proposed acquisition of a (New Pharm) out of China and Australia. In the U.K., Ford and its review of the Volvo ownership.

During the quarter, as we mentioned, we purchased the remaining 50% interest of A&B Financial Dynamics; our 50/50 joint venture in Germany with A&B Communications Group. We have had a long and successful relationship A&B and FT will now be able to extend its service offerings in Germany beyond financial communications to a full range of communication services. We are delighted to increase our participation in one of the largest European markets and where we have recently also launched a restructuring practice.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Looking forward a moment at 2010. As we said in our press release we believe there are indications of that the world is moving from the transition stage between the panic and paralysis of this time last year and at least optimism, to possibly, even confidence. If this is true, no one will be happier over that we are reaching this point than those of us at FTI, for it will bring about an inflexion for us in 2010 that will benefit all of our businesses.

In corporate finance restructuring, it will nourish the already growing (kernel) of transactions support business that we have seen over the last two quarters and drive interim management. Thus, complementing the strong roster of continuing cases and cases that we will open over the next 2 years as bankruptcy and restructuring lagging indicators remain strong. Return to strong capital markets will rejuvenate our strategic businesses and even further invigorate our already strong economic consulting business. In a return to any kind of normalcy in business activity would bode well for our disputes and investigation practices in both FLC and Technology. Given this scenario, we would fully expect to resume our normal annual organic growth targets and revenues of 10 to 12% in 2010.

It is with this confidence that our board today approved an increase in our stock repurchase authorization to $500 million which will we will begin with a $250 million accelerated a stock buy-back; working with Goldman Sachs beginning as soon as we finalize the details hopefully next week.

With that, I would like to open it up for your questions.

Operator: If anyone has a question, you can signal at this time by pressing star 1 on your touchtone telephone. If you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star 1 now if you have a question. We’ll pause for just a moment.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

The first question comes from Paul Ginocchio with Deutsche Bank.

Paul Ginocchio: ((inaudible)) if you go to a little more detail on the technology division. It seems that’s where most of (the delta was) against my expectations – again ((inaudible)). How much was that product liability case? What was the change from second quarter to third quarter if you can put any (size) on that and maybe just a little more color? Then, you didn’t make any comments about your full year guidance – should we assume that’s still in place? Thanks.

Dennis Shaughnessy: It’s Dennis, Paul. The liability case is the largest case we have ever had. And, it slowly started burning off in this year and significantly dropped Q2 to Q3. So, it was a sizeable number, but we are – we do not want to go into an individual case-by-case. But it was significant. We feel very comfortable you know with our earnings guidance that we put out. So, we have no change to that.

Clearly you know we were underneath you know the assumptions that a lot of you made on revenues and – you know we will have to hustle to make our own – the revenue number, but we feel extremely comfortable on the earnings.

Paul Ginocchio: I think it’s implying around 71 cents for the (third) quarter to mid-quarter.

Dennis Shaughnessy: Again, I, we are very comfortable with the range you know that we gave you.

Paul Ginocchio: (A final point) if I could sneak one in. With the buy-back, does that mean your – a few acquisitions to come? Thanks.

Male: I am sorry, could you repeat that?

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Jack Dunn: You are breaking up a little bit. I do not know if the audience ((inaudible)) but the question was with the buy-back would we anticipate fewer acquisitions?

The answer to that is no. We have substantial cash flow. We have a credit line of $175 million. If we find you know we do not buy things typically aren’t accretive, and don’t have substantial cash flow and we are assured by our banking sources on that kind of deal and a combination between our equity and being able to use additional debt, because we would buy things that have cash flow that we would be able to continue our acquisitions program. Absolutely.

Dennis Shaughnessy: Yes, but before recommending it to the board, we did extensive market checks on our availability – the credit market’s availability to us and we feel extremely comfortable that you know the buy-back will not inhibit you know our acquisition policy.

Paul Ginocchio: Thank you.

Operator: The next question will come from Tobey Sommer from SunTrust Robinson Humphrey.

Tobey Sommer: Thank you. I appreciate the commentary that you made around 2010 in being able to resume your organic growth targets. I was wondering if you could comment about, perhaps the different opportunity within the segments. Not in terms of guidance. But maybe rank order which ones are doing the best and which ones are maybe a little bit of a question mark as of how things will turn out. Thank you.

Male: I will start off. I mean, we have a significant backlog in corporate finance that will continue well into 2010 and we anticipate that being augmented by the normal year-end or the first quarter filings you know that you experience as company’s wrestle with the (long) covenants on calendar year numbers. I think that we anticipate the European practice in corporate finance to continue to grow.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Again, most of that being driven by debt to equity swaps that we are seeing as sort of the preferred solution for the banking issues over there. We are very actively involved in those.

As Jack said in his speech, we are looking for a very strong year in Econ. It is now starting to – the capacity increases and the you know the noted economists that we are able to recruit and bring in are now really starting to pay off in the (fourth) quarter. We are seeing a lot of the engagements that were booked are now actually being activated.

So, on the litigation, complex litigation side, where those with somewhat dormant are now being activated and without a doubt – and you are seeing it in the newspapers everyday now, the M&A marketplace is heating up and the anti-trust enforcement marketplace – all what you have been reading about Europe thinking that the (Sun) deal is heating up. So, overall, I would say you know clearly ((inaudible)) we anticipate having you know extremely good years next year.

It would be one you know corporate finance continuing, two, a return to a sort of normal growth rates and margins – and benefiting from the increased capacity would be econ. We are going to see a turnaround in strategic communications. I think they really feel that bottomed out sometime in the third quarter and started seeing you know a return of capital markets activities – again, a return of M&A engagements for them and, stability in their retained base.

I think with the increase of attention now being paid to equity markets, rather than fleeing them, more companies are trying to get their message out trying to position themselves for 2010. And so, we are just seeing a general uptick in activity there. And so we would look for them to have a good turn around year. And, they will again, benefit from the overall improving economy and certainly frothier capital markets.

We think tech will benefit because there is a whole series of releases that are scheduled staring with QuickCull that’s out. Several more that imminent and we think that these new products will get traction and we think they could have a significant impact on the tech numbers especially in the second half of next year.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

I think finally, eventually people will have to start suing each other on the civil litigation.

I think it’s not going to stay pent up forever. It clearly it has been demonstrated that at least from the civil side, its discretionary spend by companies.

But, I think you know as the economy improves, the testosterone will start flowing again and people will you know will start litigating.

In the specialty areas, the FCC investigation, as we said, we are very happy to bring in a very large group of renowned practitioners in Boston.

We think that’s already busy and will continue to be busy.

I think as we have said for the prior two quarters, our IP business is going flat-out because, in there, you really can’t defer the enforcement of your IP rights. It’s too jugular to the enterprise value.

So, that would be sort of the way we see the year unfolding.

Male: We have the activism by the attorney, state-attorneys general in terms of looking at the pay for play scandals.

You’ll have the progeny of Galleon that will be more and more hedge fund cases. We believe the SEC is going to be very active in those types of investigations.

So, I think, you, know, what we have been looking for is starting to come together.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Tobey Sommer: Thank you.

I was wondering if you could make a comment on what you are seeing in terms of the hiring environment over the last several quarters.

You have been kind of a basin of stability and maybe attractive as we start to move into an expansionary period. Maybe what you are hearing more recently as you are recruiting.

And then, preliminary expectation as far as what you would think about bill rates in this kind of environment heading into an expansion, do you think it’s an opportunity to continue to raise them at the normal intrinsic rate.

Male: I think, like other companies you know in some of our business, that are pro-cyclical that would be the beneficiary of a change in the economy. We’ve leaned down. So, we are going to enjoy that for a while.

We are hoping that if we return to our growth targets as we talked about, perhaps s there will even be some leverage in that because you know we have always believed that a point of utilization is worth its weight in gold.

So, we are you know we live and manage by that rule.

That being said, you saw that we opened up our Munich office. You saw that we have hired the folks in Boston.

It seems to be a target rich environment for us.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

We would expect that certainly in our structuring economic consulting with the type of activity we’re seeing there; that the pricing would be advantageous and that as we come you know – and it should be better in FT as we grow back because they have taken the brunt of the discretionary spending staff probably this year.

(Dom), you want to add something.

Dominic DiNapoli: Yes. This is a very talent rich environment. I mean. We have been fortunate enough to attract a lot of talent from other practices that have become available.

In addition, we were on campus you know there is – we are pretty hot now. I think that the brand building that we have done over the course of the last year with ((inaudible)) and the ads that was placed has brought a lot of attention to FTI and people are interested in this story – you know we are as Jack said, in many, in most cases, the best interesting intellectual challenging cases out there.

So, I think this year may have been on of the easiest years to attract and upgrade talent that we have in place and maybe it’s time for those people to move on.

As far as bill rates you know right now, we are not planning anything different than what we have done over the last 3 or 4 or 5 years in most of our segments.

You know we raise our bill rates.

We really look at the market. We’re always towards the top ends of the market, because we feel that our talent commands that level of the bill rate.

Right now, we have no plans to change our prior policies on that.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Thank you very much.

Operator: And our next question comes from Arnie Ursaner with CJS Securities.

Arnie Ursaner: My question relates to your corporate expense line. I have looked back over the last 3 or 4 years and there is no number anywhere close to the 16.2 that you showed this quarter. Was that a one time in there? And, how should we think of it on a forward basis?

Male: No, there isn’t anything specific to highlight.

I think that we have been doing some pretty solid cost-controls and discretionary spending. On the corporate line, we – if you look at SG&A in total for FTI, you would also notice that SG&A is down. Part of that is due to lower bad debt expense.

Our receivable collections has been very, very good.

The quality of our receivables have been very good, so that is reflected in our lower bad debt.

And, that has driven some the reduction of the SG&A in the third quarter.

And that along with lower discretionary spending and some lower comp expense is what caused that.

Now, I would expect, at least for now until we give guidance at the beginning next year, that people should think about our SG&A at about 25% of revenue.

Maybe at times lower.

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Sometimes maybe it will fluctuate a little bit off of that. But that is probably a good place to put a stake in the ground.

Male: Yes, and Arnie, if you remember last year, we acquired a lot of companies and we left the redundancies in as we integrated the companies and we are now you know taking advantage of the scale and eliminating the redundancies, eliminating the excess GNA.

Arnie Ursaner: Well again, I am still struggling a little bit. I know in my model, I have got corporate expense close to $90 million next year, building in some you know a decent size increase if it’s even close to a level of sustainable around 17, 18, 19, there is quite a bit of room in the model for next year.

So, it just – it would be, I think we all like a better clarification on as you go forward.

The other question I have is just a simplistic math.

I don’t change anything else in my model and take the interest income on the cash that you are earning, which is minuscule and look at the re-purchase and assume you do it at a price as high as $45 and on an ASP you do lock in a price almost immediately.

That would be at least 10% accretive to EPS doe next year.

So, two questions, one, is that a reasonable way to think about it?

And, I think you were asked before, historically should we view the acquisition of the stock in ((inaudible)) of the acquisition of other businesses?

FTI CONSULTING

Moderator: Eric Boyriven

11-04-09/4:00 pm CT

Confirmation # 2849578

Male: The answer to the first question is, yes. And, the answer to the second question is, no.

You know I think it’s certainly at a minimum it would be 10% accretive. I think that’s the way we are modeling it. I think that from a point of view of – we have got $300 I think and $30-odd million in cash sitting on the books today. I think our first step to implement is to $250 million accelerated stock buy-back which hopefully take place next week.

We are generating – fourth quarter is always one of our best cash flow quarters. So we are going to come out of the year even after it with a you know very high cash balances. And, we think next year will be a record year for us.

And, yes, we are very comfortable with the cash flow we have Arnie as well as we are you know we are very under-levered against EBITDA.

Right now, I think we are like you know our net basis one-to-one or something. So, we have great ease to access the capital markets.

As I said, we clearly market checked this before we even took it to our board for the recommendation to make sure that if we did see something that came upon us, we were not going to you know get caught without enough funds.

I think we have been assured by more than one investment bank that we would have no problem accessing capital markets.

And then, finally, look, one of the reasons we are doing this is we think this stock is cheap. You know based on the visibility we have next year.

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Hopefully, the stock will respond to some of these efforts and then, become a more effective medium of exchange for us to use in the acquisitions.

Right now, in all honesty, to make an acquisition with the stock, where it is right now; it would be expensive to use the stock. We think it’s just too cheap.

Arnie Ursaner: If I can ask a follow-up. I am sure you have got a lot of people in the queue, but one that perhaps you can answer in response to other people.

You were broadly asked before about kind of the deltas as you think about next year that could drive a fair change in estimates, and we built it that way previously.

But two questions I have that relate to that and you can perhaps, again, address in a different way. In forensic and litigation, utilization will make an enormous difference in profitability. And, again, you were pretty flat this quarter. You’ve added a very sizeable number of professionals. So, perhaps you can speak to that and how it would affect (here).

And the other, you have written about in your prepared remarks is on the communications business, where you indicated in your remark that you intend to retain its professionals to meet an expected increase in demand but you are 800 basis points lower than where you were in 2008. So, how long will you allow these growth initiatives to impact margin?

Again, I am sorry it’s a long question. Maybe it will be part of your answers to other questions.

Dennis Shaughnessy: The group from Boston you know that is coming over; is coming over with this (size of book of business) that is already in place. And, again, without going into a lot of details. They’re a productive company out of the gate Arnie.

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11-04-09/4:00 pm CT

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The professionals that we have in communications – we are now seeing as Jack said in his opening remarks, traction there. We are seeing activity pick up. I mean, clearly, if it would turn if we hit a U turn, what would happen obviously is we would have to make adjustments there because we would feel it there first. But then, we would see a significant increase in demand on corporate finance and while we are going to model our corporate finance from a very good year.

We are not trying to model it to have a year that it’s having right now. But, if you go back into a double u; to where the capital markets go away, where the strategic communications really gets challenged again, you would make the personnel adjustment there to right size it in the face of that kind of an economic turn down.

But you would really benefit from a significant increase in demand in restructuring.

Arnie Ursaner: OK. Thank you very much.

Operator: Our next question will come from Tim McHugh with William Blair.

Tim McHugh: Yes. I just want to, you highlighted the Wall Street Journal comment about the business bankruptcies in October.

Just wondering if you could comment on you know beyond the seasonal weakness you saw in August, how the restructuring business and I guess, maybe, more broadly the business performed as you moved beyond that seasonal weakness.

Dominic DiNapoli: Well you know again you put your finger on the quarter issue.

You know the June, July, August typically, relatively soft compared to the rest of the months in the year you know things usually start picking up in the fourth quarter again. We were fortunate to land some large cases. They were fewer in number but individually they were larger, as has been recently announced, we’re working on the CIT matter, working with the company.

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11-04-09/4:00 pm CT

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So you know we see a lot of activity there, not as many cases, larger cases. To the extent that the restructuring slows down a little bit you know that will probably mean the (TAS), or the transaction advisory practice will be picking up because that will mean the economy’s getting better.

So we’ll move people around like we’ve done in the past. So you know we don’t see the huge influx of cases that we saw in Q1. We think that things have slowed down a little bit as far as new cases coming in, but we think that you know come 2010 we should see a recovery in the number of cases coming over the transom, particularly in retail, which depending upon the holiday season this year there could be a lot of retailers you know that will need our services.

In addition, in 2010, 2011, 2012, 2013, we’ve got a significant number of speculative debt issues that are coming due. So the maturities of those debts over the next five years exceed $1.4 trillion, so I think that will keep the practice busy for a quite a while.

Male: As the article noted, and it was our experience before that, it’s a funny – it’s a bar-bell market. If you’re very good or very bad, you can probably get financing. But for you know and remember that the bulk of our business, while we want to be involved in the marquee cases, we are very much a middle market firm, and those people are still finding financing very difficult to get from the credit line on down.

So again, we believe that it will be somewhat of a lagging indicator and that there will be plenty of cases for us to be working on.

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Male: I’d like to – Dave Bannister – I’d like to point out one other thing that I think people don’t always understand about the corporate finance segment. Roughly $200 million or so of the revenue are in our specialized practice area. They’re not in core restructuring. Those businesses would be the (CAS) business, the health care business, the SMG business and increasingly the international business where we think regardless of the economic cycle, all of those businesses will have a better operating environment next year than they had this year.

So there are some pretty strong growth underneath that business regardless of the restructuring market. But $300 million or so of the business is core restructuring. We also think that should be a good business, but I think people have the perception that we’re more dependent on that – on just that core bankruptcy work than is the case.

Tim McHugh: OK, that’s helpful. And then your comment about the 10% to 12% growth for next year. I don’t know if you were just referring back to kind of your longer term guidance or if you meant to be more specific, but would that be inclusive of currency trends or would that be kind of you know just kind of your long-term ((inaudible)) currency type of target?

Male: It’s both, but I think we feel comfortable – I mean you know we wanted to use that as the benchmark because you guys were very familiar with that as our five-year target and it is inclusive and you know we feel very good about that.

Male: Well, currency should actually be a small benefit, at least based on currency right now.

Male: We didn’t count a currency benefit in there, but I was going to say facetiously that if currency is a headwind again next year, that has some implications for the dollar that would probably mean there wouldn’t be enough restructuring people in the world, so I think – but we agree with you, that if anything, it should probably be a little bit of a help next year.

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Male: Also, with all the refinancings coming due over the next five years, there will be a need for some strategic M&A and that should clearly help our econ practice on the strategic side. They’re the ones that deal with many of the antitrust issues that have to be wrestled with for these combinations to occur.

Tim McHugh: OK. Thank you.

Male: Thank you.

Operator: The next question will come from David Gold with Sidoti.

David Gold: Hey, good afternoon. A couple of questions. One, on the litigation side, a competitor has spoken about sort of trends picking up a little bit in September and that certainly carrying through to October. And I was curious if you might be able to comment on if you’re seeing similar trends there.

Jack Dunn: We are – as we said in our specialty practices – I mean our intellectual property practices – I hate to use the term sold out, but they’re extremely busy. Our investigations practices in South America are extremely busy. Our litigation practice kind of (FLC) practice in London has not been as busy. In sectors, New York has been extremely busy.

So we are seeing some pick up in that. As I mentioned, the focus on the pay-for-play, some of the investigations that are beginning are reflecting that. Some of our competitors lump their economic consulting litigation with what would be – and call it litigation whereas we separate, but if you looked – if you included in the litigation-sensitive part of our economic consulting, we’ve seen a tremendous pickup.

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Male: Many of you may have seen today the announcement about the Intel antitrust claim. I think we see that as a possible precursor of IT activism extending beyond the already good business we have there.

Male: And trial service has picked up a bit, and that’s a relatively small practice within our (FLC) practice, but we’re very encouraged this quarter by their results.

Male: And we were delighted to get this SEC group to augment you know again an already busy group inside of there. So as Jack said, the specialties are doing extremely well, and the general is starting to pick up.

David Gold: Perfect. And then on the hiring side, can you comment specifically as to where you’re most aggressively looking to add professionals, which practices?

Male: Well, I mean, we’re always looking for the best talent, and you know Corp Fin will continue to grow and add talent. You know we’re really trying to you know broaden our reach, so we’ll be filling out offices around the world. In Latin America, you may see some additions there. Europe, we’re still filling our particularly in Econ. We’re also recruiting on the (Corp Fin) side in Europe.

And it’s at all levels. So to the extent we can find a good team like we did in Boston, as Jack mentioned, those are the types of practices and individuals that we’d like to bring in. They’ve got their own book of business and they expand the services and the global reach that our existing practices can provide.

Male: We’re also from kind of some specialty areas, you’re looking very broadly and aggressively. In the health care area, we have a wonderful practice there that spans probably several hundred millions of dollars across our segments and we think there’s a real opportunity there.

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We’re looking for process improvement people or operational improvement people because we believe that coming out of this that that’s a natural segue for the work we’ve done on restructuring, to be able to service our good equity sponsor clients on the other side of what comes.

So you know those types of areas – the insurance practice area is again one where we believe that as we come out of this that they’re going to have issues, and regulated industries, because of financial people, to help with banks and regulated industries – all those areas are areas where we’re very aggressively looking for people right now.

Male: And we are engaged, David, as you can imagine with other groups like, similar to the group in Boston – different disciplines, different geographies. And it’s difficult to predict exactly how all those discussions mature, but there are numerous discussions like that that are running in parallel and again, we would view them as very complementary if we could bring some of these other large groups in with their books or business.

Male: Right. And even you know on the real estate side with our SMG practice, to the extent the real estate market does return, we’ll be looking to add back there. We’ve culled through that practice and right-sized it for the current opportunity, but we certainly see an area that we’ll be adding talent to as that market returns.

Male: In terms of kind of getting ready for the next cycle as well, I think we would look to – we have leading practices in M&A in Europe and Asia, in our FD Strategic Communications subsidiary. We believe that’s going to be a vibrant area from everything we see coming through, everything from economic and that’s an area that we would also – we think it’s the right time to hire on the value basis.

David Gold: Perfect. Just a quick one and then I’ll let you be.

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Looking at restructuring of Corp Fin for the summer, or for the quarter, utilization you know having stepped down. Obviously, there’s a seasonal aspect, but I’ve gone back as far as 2000 and I haven’t seen as sharp a step-down. So I guess the question there is: Is it just really seasonality and you know maybe it’s a larger base for – is there anything more to it? Was there anything big rolling off or something like that?

Male: It was primarily seasonality, David. And you know remember we you know a lot of kids in colleges, we train them in two tranches – one in July, one in August. We brought in – this year, we brought in – how many total – we probably brought in 50 to 60 new hires in Corp Fin, and that’s a combination of kids right out of school and relatively inexperienced experienced hires. These are really the entry-level. So it takes some time to get them deployed, get them trained, and historically, the third quarter is the quarter you do that.

Male: And David, and there’s also – SMG has a couple of point effects that you wouldn’t see way back in the history. And last year, it would have less of an effect because their utilization was higher.

David Gold: Right, right. I was just watching it sequentially, of course. Perfect. OK. Thank you all.

Male: Thank you.

Operator: And our next question comes from Andrew Fones with UBS.

Andrew Fones: Yes, hi, thank you. Just first, I wanted to just to a cleanup on the earnings in the quarter. The $2.3 million non-taxable gain, was that just for the acquisition, or did that include the ((inaudible)) tax benefits that you mentioned as well?

Male: Just for the acquisition of 50% of the joint venture.

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Andrew Fones: OK. So you know I would assume we should continue to think about 39% in normalized tax, right? Would that be appropriate?

Male: Yes, I think going forward, you should think about 39%, maybe a tad lower, but that’s in the ballpark.

Andrew Fones: OK. Thanks. And then, could I get constant currency organic growth for Q3? Do you have that?

Male: Constant currency?

Andrew Fones: Well, I think currency probably had about a 2% impact, positive impact in the quarter.

Male: That’s correct. So without – without currency, it was about 6%.

Andrew Fones: That – so – and that’s organic, excluding acquisitions?

Male: It’s organic. By excluding FX, it would be about 6%.

Andrew Fones: OK. Thanks.

And then just to be clear, I wanted to just make sure we’re clear that the guidance that you’re giving is on a GAAP basis? I think there was a penny gain in the – there was a penny charge in the first quarter and it looks like you’ve got a you know about a 5 cents or a 6 cent gain in the third quarter.

Male: It’s GAAP.

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Male: It’s GAAP but I don’t quite follow your – so maybe I can take it offline afterwards?

Andrew: OK. No, I was just trying to understand the – what your guidance is in implying the fourth quarter.

Male: After everything.

Andrew: OK in that guidance, does it include your expected impact from the buyback in the fourth quarter?

Male: We don’t anticipate much materiality from the buyback this year. The impact will be next year.

Andrew: OK and then finally just in terms of thinking about the use of cash, it sounds as though, because I know you used to run with a much lower cash level than you currently have. It seems though that you are going to do cash to do the buyback, or the initial buyback, probably cash – free cash flow to continue the buyback beyond the initial amount and then if need be, you’ll tap the credit line if you see acquisition opportunities, is that what you should think about?

Dennis Shaughnessy: I think you know again, I think it’s not linear or sort of serial execution. I think things could run in parallel. I think we would – we can access the capital market on a large amount if we wanted to so that would be the ventures or something like that. So I wouldn’t say we would use the line you know. You know to do an acquisition, if it was you know something that would be an interest to us it would have to scale – we would access the capital markets that way. And then you know I think clearly we’re going to look at how the stock performs over the period of time. Hopefully it will appreciate. And if that’s the case then we’ll go back to our normal you know ratio of using stock as well. We feel very comfortable Andrew with our cash flow. I mean we are producing a lot of cash. We have a lot of cash. And next year we anticipate producing even more cash. So we’re not worrying about the ability to fund the acquisitions.

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Male: As a rule though we have never used our line for acquisitions. You know that’s there for a rainy day. So that – probably would not use the line for that.

Andrew: OK and then mostly this cash is in the U.S. and I would imagine – and it seemed as though bonus payment, cash bonus payments are not typically that great in the year end.

Male: No, most of our bonus payments are in …

Male: March/April …

Male: … early part of the first quarter.

Andrew: OK thank you.

Operator: And our next question will come from Bill Sutherland with Boenning & Scattergood.

Bill Sutherland: Thank you. Most have been asked but I was looking at the technology numbers again. And it seems like there’s some pretty dynamic cross currents that impacted this quarter quite different than second quarter. And then, I know you spoke to the outlook of new releases and so forth, giving – providing some growth drivers but if you could maybe help us understand a little bit more on – or a little more color on some of the you know the demand drivers that have been moving the needle around quite a bit quarter to quarter in that group thanks.

Dennis Shaughnessy: Well I think you’ve – you had a slowdown in second requests you know over the summer and now actually that’s starting to pick back up you know that’s driven predominantly by

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either M&A activity or by you know governmental investigation work. And that’s now picking back up. We had a very large and you know product liability assignment which may heat up again but has – has slowed down dramatically so that it made a significant impact in that quarter. And again, it’s hard – it’s hard to sequentially to replace that quickly because it was you know they were so big.

And so I would say that the demand drivers will be again be more uptake on the technology which we’re starting to see more. You know second request work which we feel is directly related to the increase in demand that we are now seeing in Econ. So it runs somewhat in parallel. And then finally, as a lot of this litigation you know that’s, sort of on the books but dormant starts to mature as these cases get active. Then you are talking about a lot of discovery document production, document management. And we would anticipate you know just a normal cycling to increase that.

But this can be lumpy. We got sort of hit with some lumps you know in the third quarter last year where we actually lost some clients because of the – you know the financial trauma. And you get very big assignments; you know big investigations that get very intense for you know two quarters. And then it’ll burn off you know you acquire more. So I think the demand drivers that we’re missing this quarter that slowed down in second request, and then just you know one big case that at least has gone into hiatus from a very hot utilization of our people and technology.

Bill Sutherland: OK. And then the issue that you also mentioned I think in the prepared remarks about the – the hosting pricing.

Dennis Shaughnessy: Yes, the – there is pricing pressure. I think we told you on – pretty consistently on the front end of the technology continuum. There’s a lot of new entrants. We think that some of our releases are going to go a long way towards solidifying you know our position number 1. And helping us grow that position. But there are a lot of new entrants trying to come in. You know

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there’s a lot of price competition. And then simply you know we do see the impact of Moore’s Law – you know we have. We obviously have you know a large amount of hosting business. It’s growing rapidly but it’s offset by decline and pricing. As everybody’s storage cost go down with technological developments and are diminishing of you know per gig storage cost.

But that’s being offset to a certain extent. And we would anticipate next year even more by a growth in the amount that we’re hosting. So there’s price pressure that’s normal in storage. And it just depends on again, new client acquisition. That’s very lumpy again, because when you acquire a new client in storage, it’s a big pop. You know in what you have, it’s not sort of a gradual. And then finally, it’s you know there’s just a lot of price competition in part of the business right now.

Bill Sutherland: Well some of that, and some of that tech pricing is just a past through (feel) isn’t it?

Dennis Shaughnessy: Not really we own the technology. We license it. I mean, it’s profits.

Bill Sutherland: OK.

Dennis Shaughnessy: If people are doing stupid things in the market place to temporarily depress the pricing, we’ll feel it in the margins.

Bill Surtherland: And it’s pretty much the same in either here or Europe?

Dennis Shaughnessy: It’s more here but it does exist in Europe.

Bill Surtherland: OK. Thanks Dennis.

Operator: And the next question comes from Jim Janesky: from Stifel Nicolaus.

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Jim Janesky: Yes, thank you for that musical introduction. It – when I look at even the low end of your guidance for – for 2009, nice sequential improvement from the September quarter.

Can you – this is on the revenue side – can you kind of talk you know now that we have the benefit of three quarters behind us. Can you talk about kind of rank order, where the strength would be to get us to that sequential number?

I mean, that would you know that’s some nice momentum in the business that it looks like you’ve experienced since the summer’s over.

Jack Dunn: We don’t see any change in sort of the business drivers now you know that we haven’t you know sort of looked forward to for next year. So I think in the fourth quarter we’re you know we’re hopeful that the capacity that we’ve put in place you know in economics you know really starts to pay big dividends.

We clearly are starting to see an improvement in utilization in corporate finance. One of the big question marks there is always going to be you know where do the success fees fall? If they fall as planned you know in the fourth quarter then you know you’d see you know nice, sequential growth.

If some of them slip you know into the first quarter, which they can, then you know you’ll see nice growth but maybe not as much, depending on how they fall.

So that’s one variable, Jim, that you just have to be conscious of in the fourth quarter on Corp Fin. But the trends there are still very good. The trends in econ, we think, are extremely strong. We would expect tech you know to come back you know just simply you know out of you know a doldrum of a third quarter because of you know the big job starting to slow down and just an increase in activity.

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And you know again I think we’ve hit the bottom on strategic communications, so we’re certainly looking for that to improve, although it’s not going to dramatically move the dial you know in one quarter.

Jim Janesky: OK. And you highlighted, Jack, the “Wall Street Journal” article you know talking about I think it was a 7% sequential increase in bankruptcy filings between September and October, about a mid-20% year over year in some of the areas that you folks focus, like retail and commercial real estate restructuring.

And then Dom kind of commented on, well, the cases are not necessarily as many but they’re larger, all (inaudible).

I mean, if you look at that 7%, mid-20% increases, are you at all experiencing that on a commensurate basis? I mean you know I know we’ve talked about how after Labor Day it seemed like you know corporate finance restructuring in general has picked up.

Jack Dunn: To be honest with you I didn’t track it by month. I think I thought it was just indicative of what we had been talking in the market about. That you know there is a seasonality to it, and that you would typically see towards this period of year things you know especially in retail we talked about people are determining from the back-to-school sales whether they made enough to survive or whether they made enough to go into bankruptcy.

So I think it was just kind of an indicative fact. I don’t think we have a data point yet that says that you know we’re up 7% or 24% at this point.

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Male: And you know I’ve been reading in the paper also about the amends and extends. So you know like in our cycles, then the banks just don’t have the capacity or they don’t want to deal with some of the maturities because the companies on their current operations can’t support the refinancing.

We’re seeing a lot of you know amends and extends to hopefully points in times when these companies will be able to once again service their debt. To the extent they’re not able to, which unless the economy turns around pretty rapidly, I think there’ll be a lot more opportunities for firms like FTI to go in and work with the companies and/or their creditors to deal with the maturities.

Jim Janesky: OK. And then shifting gears to FLC you know late last year and certainly into early this year, you had some very high profile – what I would call fraud cases that came through.

Obviously we’d seen a very high profile hedge fund you know that is expected to shut down. I would imagine is going to face a lot of litigation, et cetera. You know do you see those types of cases increasing, and increased scrutiny on the hedge fund industry? And is that at all working to your confidence of the FLC segment?

Jack Dunn: I think it’s certainly over the longer term has. I think the – I doubt if anybody who’s a whistle-blower that calls up about a hedge fund Ponzi scheme will be disregarded. They’ll have Wells notices and everything else. So that’s where we get you know when that investigation type stuff happens that’s when we get called into play.

So I think yes, it will increase.

Male: Again, a lot of the hedge fund work that you’re going to see us doing is going to be civil in nature as well. A lot of big institutions are not happy with the conduct of hedge funds being related to Madoff or other things.

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And so we’re – you’re going to see a lot of civil litigation as people try to go get their money back. I mean, they’re – the gates have been (forward) on them, they can’t get out. You know they’re not sure that the fund managers have you know acted the way they represented. And so therefore they’re you know they’re sort of coming out with guns smoking.

So I think you’d see us you know much more active there in all honesty than doing governmental work which tends for us to be more of an exception.

Jim Janesky: OK. And Jorge, a 74-day (DSOs) this quarter, can you remind us of what they were in the second quarter of 2009?

Jorge Celaya: I think that we’re pretty much about the same.

Jim Janesky: OK. So about flat. OK. All right, thank you.

Operator: The next question comes from Joseph Foresi with Janney Montgomery Scott.

Joseph Foresi: Hi, guys. Any – I know we talked about all the positive stuff that we have kind of coming in for next year, but maybe could you just talk a little bit about any concerns you might have in any particular businesses or offerings that you’re going to be continuing to keep sort of an eye on you know heading into 2010?

Male: We’re – I’ll start off. I think in our SMG group you know which is you know really a prime front end real estate structuring group, we are anticipating that they’re going to have a good year second half of next year. As you get these capitulation pricing and these projects refinanced in big commercial real estate you know projects around the country.

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That – if that doesn’t start happening you know in sort of the beginning of 2010, I mean, I think that would concern us. Because all the tea leaves seem to indicate you know that that ought to happen.

I think we would clearly be concerned if all of a sudden you see the capital markets activity you know that is now you know I hate to use the term “green shoots,” because it’s more than that. But it’s what you’re seeing and reading about, we’re obviously seeing in the capital markets and you know if that were to abate or somehow you know slam shut then we would you know we would have to take some you know steps on the strategic communications side because clearly they are directly linked you know at the hip with the capital markets. And it clearly would influence in a negative way you know the initial projections that we’re starting to develop there.

Now the correlate of that is obviously you know we would benefit you know to a greater extent than restructuring because you know if you had no capital markets and everything Dom was talking about the maturities. You know then you really don’t have a lot of ability to solve some of these problems you know without classic restructuring.

So I think the quid pro quo would be you know we would have a concern if we see capital markets activity really hit a wall again. We probably will benefit from it in restructuring and you know I think that you know we have tech risks. Whenever you’re in the technology business you know you always have you know the risk of you know somebody coming out with you know some business new product that isn’t anticipated.

We think we’re well along that curve and understand it, and we’ll be the ones introducing the products. But you never know. And clearly it’s something we’re – we always have our ear to the ground there trying to figure out you know what’s next, what’s new.

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Joseph Foresi: Any – maybe you could just talk a little bit about when you head into a particular quarter, a particular year, what is the general level of visibility on sort of you know that quarterly number, that annual number?

Male: Well, I think it depends on the division. I think in you know in strategic communications in a healthy year the bulk of their business is retained business and so it’s a lot you know more visibility there than you would normally have.

In tech it’s lumpy because we get these huge assignments. The pure technology fees are easier to predict. You know the variable, the consulting on top of it is much tougher to predict because it’s driven by these very big assignments.

Corp Fin actually you know has pretty good visibility because you know you have big assignments. You know you can figure out fairly quickly, given the complexity of what you’re working on, what the runway is going to look like you know on them. So I think you know there we would feel – we have good visibility quarter to quarter you know on Corp Fin.

Not real good visibility when you’re dealing in these huge assignments on tech except the technology fees themselves. Much better visibility in normal times on communications because it’s mostly retained you know it’s rather than a time and materials business.

Joseph Foresi: Yes. And (FLC) you know it’s hard to predict case settling and that would have a negative impact on the core (FLC) practice as well as the trial services practice.

Male: And econ, econ you have pretty good quarterly visibility based on you know the M&A assignment you’re working on and some of the complex litigation if it gets activated. But obviously the M&A assignments can be very quick, because you’re trying to get – it’s very intense, and you’re trying to get a deal done. So that may be one or two quarters’ visibility.

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The litigation you know tends to last longer and the investigative work can be very pronounced depending on you know who’s doing it and how complex the assignment is.

Jack Dunn: You know I guess another thing that’s out there is that – and we haven’t seen an indication of it yet but you know people have done a tremendous job this year in terms of cutting back discretionary spending.

You know they’ve got two more months to go. The stuff is backing up, the litigation stuff, all they need to do. But you just don’t know what the corporate mentality’s going to be necessarily on some of the spending.

They can’t hold back forever, but that’s just something that is a phenomenon in the fourth quarter of this year that might not be in other years.

Joseph Foresi: Just one last question. I know that you guys have added nicely in some of your areas and added some new talent. Are you actively pursuing that talent or is it coming to you? And do you feel like you’re paying – you’re attracting them with what type of carrot besides maybe just the standards? You know a “very good company to work for” type situation.

Male: We would never be cavalier and just take for granted that people come to us. We actively you know part of the job of the people that run our business is to be actively on the look for talent. Looking across the table when we do transactions and things like that, and seeing who’s out there that’s great. That being said, I think because of the position we’re in, we’ve been an aggressive hirer this year when others haven’t. We haven’t had massive layoffs when others have throughout the professional firms that I would like to think that these people who are looking after their career would obviously consider us as a, at least, one choice on the horizon. So I think we have a great advantage in getting to see a lot of opportunities that way.

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Male: And the larger we are also you know we have the stability of being large and our diversified offering of services makes us you know attractive, particularly at the entry level, as well as the senior level, they’ll want to bring their practice over to FTI.

Male: And part of our brand building, as (Dom) said you know is also I mean obviously it’s for business development, but it’s also you know to attract talent and I think you know we’ve seen that especially in you know the younger people and especially over in Europe where we’re projecting the brand much more aggressively and we weren’t as well known over there you know as we you know have been you know since inception here in the U.S.

Joseph Foresi: OK. Thank you, guys.

Operator: Our next question will come from Dan Leben with Robert W. Baird.

Dan Leben: Great. Thanks for taking my question. Just because we’re running late, I’ll keep it to one. In the tech segment, if you exclude the large deal that worked off in the quarter, how did that business build as you went through the quarter? Is there a backlog building to where you’re seeing some signs of visibility of things getting better in the fourth quarter?

Male: We’re seeing signs of visibility that things are getting better in the fourth quarter. You know I think it would be – you know in all honesty, it would be better to talk to Jorge off line you know about you know sort of the specific.

Dan Leben: Great. Thanks, guys.

Male: Operator, is there a next question?

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Operator: Your next question comes from the Scott Schneeberger with Oppenheimer.

Scott Schneeberger: Thanks. I’ll be quick, too. Just a – two questions. The quick one first. Following up on that last question, do you guys still anticipate over the intermediate term a run rate margin in tech consulting in the mid 30s?

Male: Scott, I think we’ve consistently said we think the best companies of this type run from 30% to 35% margin and we think we’re one of the best companies. I think we’ve been pretty consistent with that message over the last year or so.

Male: And what Dennis said when he was answering the different segments behave, we consistently said – at least I’ve said, that Tech is the lumpiest, you do have these big ramp ups. So you know you’re going to have one quarter of tech down does not make a trend by any means. You’re going to see this up and down in tech and I said in the last call, I think that the margins were going to be you know anywhere you know in the like 31%, 32% range to as high in the high 30s. So you’re going to have a wide range and it is going to be correlated to the lumpiness on the revenue front.

Scott Schneeberger: OK. Thanks. And then, the other one. You know been some smaller tuck in acquisition types, but nothing of size for a few quarters now. Could you speak to – I don’t know you’ve mentioned you’re still very open to that in addition to the share repurchase, but could you speak to what the pipeline is looking like, how warm it is as far as things that are close to occurring and type size of what you’re doing. Thanks.

Male: No. We’re not going to speculate on acquisitions we might do, Scott. That’s inappropriate.

Scott Schneeberger: OK. But still I mean just the commentary yes where it is a large pipeline and an active pipeline.

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Male: Yes. We have opportunities you know that are consistent with what we’ve been doing in the past you know to build the geographies out. We have opportunities that we’re especially interested in picking up new domain expertise and we are constantly talking to people about larger deals. But you know we’re not – as (David) said, we’re not going to speculate on our success in getting those.

Male: And more and more as the brand is built, especially overseas, there’s a lot of groups for group hires or small acquisitions where people, as they tell us, their choice is either the big four or FTI. So more and more we’re in this realm of that’s where they would want to go. So I think the opportunities are there, it’s just …

Male: Well, I think realistically as the economy improves and going back to (Jack’s) statement, which this might be sort of a good way of punctuating it. If people move from you sort of optimism to some confidence, the people – people are willing to sell their companies then. I mean when you don’t have a lot of visibility, people are very worried about selling their companies. They’re worried about you know being able to deliver you know on performance and they don’t like low valuations that you know markets that have no visibility or low visibility are going to yield.

Male: And they don’t have anything to do with the money.

Dennis Shaughnessy: Right. So they tend – right. You’re not going to be compensate on the cash. So they tend to sit on their you know their opportunities and wait for better times to come to market and I think it’s logical that you’ll start seeing you know more and better opportunities as people get more confidence about their future and as they start to see some improvement in the valuation metric that people are putting on acquisitions.

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Male: You know I guess another way to look at it, to back up what Dennis is saying, nothing has traded away from us.

Male: Yes.

Male: There’s nothing that we have been competing for or that we put a bid in or that we covet that we’ve seen go to anybody else. I’m not sure any of our competitors are out there buying stuff. So I’m – I think it’s just it’s exactly what Dennis said, that’s the best proof I have that it’s been kind of a quiet marketplace out there.

Scott Schneeberger: OK. Thanks.

Operator: And next we’ll hear from Kevane Wong with JMP Securities.

Kevane Wong: Hey, it’s Kevane. Just keep it to two. So on the technology area, I had been hearing sort of a lot of sort of enthusiasm on the new product. Any sort of – looking at the pipeline there, is a lot of the pipeline already built in for the new product? Will that be a material benefit in the fourth quarter? Or is it going to take a little longer to build up for whatever reason?

Male: Yes. It will – Kevane, it will be longer. I mean we’re pleased with the initial reception you know which you know which you’re hearing about and I think – but it just takes some time to get the traction. We literally you know are just rolling it out and then we would expect you’ll see some other you know exciting introductions that we’re going to be bringing out you know in the next you know two quarters. But again you know from the time you get trial you know broader acceptance you know certainly takes you know it takes a few quarters.

Male: Kevane, the importance of the QuickCull product is it’s at the front end. It provides the entre to follow with all of our other services and all of our other revenue streams that can extend over

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many months or years. It really is a – you know it’s the tip of the spear to get into the corporate clients. So we’re very excited about the opportunity for it. As a standalone product, it’s not a big revenue opportunity in the near term, but as it can be a huge driver of future demand.

Male: Especially when you have the end to end offering that we’re – we’ve built. I mean I think that combination is really what makes the most powerful.

Kevane Wong: Got you. A little more foot in the door then. And the second question I had, Boston group I understand had sort of an unusual circumstance you know with the non competes really being just sort of waved on that. Are there other opportunities like that in the market that you’re seeing? Or was that sort of a one off really exceptional sort of hire group?

Male: I think we’ll see more of those in the future. If you recall, we brought on our Canadian restructuring practice in pretty much the same way, worked out tremendously well. We’ve got high expectations for the Boston group and we’re always in the market looking for you know group grabs, small acquisition like that. They’ve got their own book of business and they integrate nicely within our existing practices.

Male: Yes. One of the – it’s not a panacea, but one of the things that kind of helps us is that if somebody joins us, the typical non compete is not guardingly where you’re not allowed to work on anything. You’re not allowed to work on clients that were previously clients or matters. So we have the luxury of having a large you know roster of matter, so people can come here and during that kind of blackout period, they can work on other matters that we have. So we – it’s not a perfect solution, but it does ((inaudible)) the effect of a six month or a yearlong kind of quiet period. We make a judgment every time about whether you know that it pays for itself during that blackout period and usually we can make it so.

Kevane Wong: Got you. All right. Thanks, guys.

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Operator: Our next question will come from Sean Jackson with Avondale Partners.

Sean Jackson: Yes. Real quick, on you know the tech segment and e-discovery in particular, you mentioned again price pressure. Seems like it’s been there for a while and it’s always attributed to new entrants in the space. I mean at what point do these new entrants you know go away? Or some of that price pressure is abated just because of the sluggish environment has – makes this space not as attractive anymore?

Male: Well, I don’t think they ever go away when you have you know demand curves are being forecast for this kind of business, I think you’re going to constantly see new entrants. A lot of them – I mean individually, they go away you know because they either get frustrated or they run out of money, but they tend to be then replaced you know by a one off or something different. I mean the way you move these things forward is by new technological developments, new offerings and a more compact you know offering that aligns better with the client so that they don’t try to un-bundle these things. And I think that’s our goal. So I think our goal is to move the ball to where you know the impact you know on some of this you know un-bundling isn’t that great you know and we just you know sort of you know change the game again and then what will happen is you know you’ll change that for a period of time and then people will try to you know come in you know with different type of offerings that align better with where you are as the leader and you’ll change it again.

I mean I think this is starting to run you know much more true to a normal technology you know or growth curve where you see you know rapid spurts of growth, you see a leveling out as the market matures a little bit and then you see rapid you know spurts of growth with new technology introduction into it and new applications.

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Sean Jackson: Are you seeing any change in buying patterns in this space? Meaning that they’re using fewer vendors. Is that something that would help mitigate some price pressure?

Male: If you look, we’ve actually put out a press release this morning out of our technology group, which would be worth looking at, which talked about a survey we did of major law firms and corporate users in the e-discovery space. And certainly one of the things that that survey revealed was that – was a reluctance to use small or single point solution providers, a reluctance to use providers who wouldn’t be financially stable and so, I think it’s a different way of answering your question, but there was a fair amount of tone in that that would suggest because of the importance of these matters, because there are now more mature providers available, because of the financial consequences of getting this right that buyers will be looking for a fewer number of vendors who are financially secure.

Sean Jackson: OK. All right. Thank you.

Operator: And our final question will come from Tobey Sommer with Suntrust Robinson Humphrey.

Tobey Sommer: Thank you. I’ll handle it offline. Appreciate it.

Male: OK.

Male: Great, Tobey.

Operator: And I’ll turn the conference back over to management for additional or closing remarks.

Jack Dunne: Great. Thank you all for joining us and we look forward to speaking to you the next time.

Dennis Shaughnessy: Thank you.

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Operator: That does conclude today’s conference. We do appreciate your participation.

END